Exhibit 2

SUPPLEMENT TO THE COMBINED OFFER DOCUMENT AND
DOCUMENT CONTAINING EQUIVALENT INFORMATION TO A
PROSPECTUS ISSUED BY DHT HOLDINGS, INC. ON JULY 5, 2011

GENERAL INFORMATION RELATING TO THE SUPPLEMENT

This document is a supplement to the Offer Document dated July 5, 2011 (the “Offer Document Supplement”). The Offer Document was prepared by DHT Holdings in relation to (i) its voluntary offer (the “Offer”) for the shares of Saga Tankers ASA (“Saga Tankers”) and (ii) the offer of the new DHT Holdings shares to be issued as consideration for the Saga Tankers shares as a part of the Offer (the “Consideration Shares”). Unless otherwise indicated or the context otherwise requires, capitalised terms used herein shall have the meaning ascribed to such terms in the Offer Document.

The Offer Document Supplement has been prepared to comply with Section 7-15 of the Norwegian Securities Trading Act, pursuant to which significant new factors, material mistakes or inaccuracies which may be relevant to the assessment of the Shares, emerging or coming to light between the time the Offer Document was published and the admission to trading of the Consideration Shares, shall be included in a supplement. The Norwegian Financial Services Authority (the “NFSA”) has reviewed and approved this Offer Document Supplement in accordance with Section 7-7 cf. Section 7-15 of the Norwegian Securities Trading Act.

The supplemental information contained in this Offer Document Supplement is to be considered as an integral part of, and is to be read together with, the Offer Document dated July 5, 2011. The supplemental information contained herein is current as of the date hereof and subject to change, completion and amendment without notice. Neither the publication nor distribution of this Offer Document Supplement shall under any circumstances create any implication that there has been no change in the affairs of DHT Holdings, Inc. subsequent to the date of the Offer Document (other than in respect of the supplemental contained herein), or, in respect of the supplemental information contained herein, subsequent to the date hereof, or that the supplemental information contained herein is correct as of any date subsequent to the date hereof.

Saga Tankers shareholders who did not give their pre-acceptance to the Offer1 and have accepted the Offer prior to the publication of the Offer Document Supplement  have the right to withdraw their acceptances within two days after the Offer Document Supplement is published, cf. Section 7-21 sub-section 2 of the Norwegian Securities Trading Act. In order to exercise such right, investors must deliver their withdrawal to Carnegie ASA by mail, fax or by hand within the said deadline to Carnegie ASA, Stranden 1, Aker Brygge, P.O.Box 684 Sentrum, N-0106 Oslo, Norway (fax number +47 22 00 99 60). Investors that have accepted the Offer before the publishing of the Supplemental Document, and who do not withdraw their acceptances, will be deemed to have accepted the offer and will not be required to return a new acceptance form.

1 I.e. those Saga Tankers shareholders who did not submit to the Investment Manager a pre-acceptance form prior to the Offer Period.

Investing in the Consideration Shares involves certain risks. See Section 2 – “Risk Factors” of the Offer Document for a description of some of the factors the Saga Tankers shareholders should carefully consider before accepting the Offer.

The distribution of this Offer Document Supplement may be restricted by law in certain jurisdictions and neither the Offer Document, the Offer discussed herein or therein nor this Offer Document Supplement, constitutes an offer to sell or the solicitation of an offer to buy securities in any jurisdiction in which such an offer or solicitation would be unlawful. The Offer is not being made in or into Australia, Canada, Japan or South Africa, and will not be permitted to be accepted in or from these jurisdictions.

RESPONSIBILITY STATEMENT

The Board of Directors of DHT Holdings accepts responsibility for the information contained in this Offer Document Supplement. The Board of Directors of DHT Holdings hereby declares that, having taken all reasonable care to ensure that such is the case, the information contained in this Offer Document Supplement is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import.

July 14, 2011

Board of Directors of DHT Holdings, Inc

Erik A. Lind (Chairman)
Einar Michael Steimler (Director)		Rolf Wikborg (Director)
Robert N. Cowen (Director)		Randee Day (Director)

SUPPLEMENTAL INFORMATION: PUBLICATION OF Q2 FINANCIAL STATEMENTS AND DIVIDEND PAYMENT

In accordance with the Transaction Agreement and Sections 1.8 – “The Exchange Offer” and 5.8 – “Transaction Agreement” of the Offer Document, the Board of Directors of DHT Holdings on July 13, 2011, resolved to pay a dividend of USD 0.10 per Share in DHT Holdings to its shareholders of record as on July 28, 2011.

DHT Holdings has on July 14, 2011 published its Q2 Financial Statements. Pages 1 to 14 of the Q2 Financial Statements are incorporated by reference, and will be available on the front page of DHT Holdings' website, www.dhtankers.com.

The date of this Offer Document Supplement is July 14, 2011.